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Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

EXHIBIT 99.1

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE SECOND QUARTER
ENDED JUNE 30, 2004

August 4, 2004, Aurora, Ontario, Canada...Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) today reported its financial results for the second quarter ended June 30, 2004.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)
Revenues	$198,490	$188,267	$490,314	$458,382
Earnings (loss) before interest, taxes, depreciation and amortization ("EBITDA")(i)	$(15,267)	$10,977	$19,296	$42,816
Net income (loss)(i)	$(25,475)	$811	$(4,358)	$13,461
Diluted earnings (loss) per share	$(0.24)	$0.01	$(0.04)	$0.13

(i)
Results for the three month and six month periods ended June 30, 2004 include a non-cash write-down of long-lived assets of $26.7 million related to the redevelopments in progress at Gulfstream Park and Laurel Park.

All amounts are reported in U.S. dollars in thousands, except per share figures.

        In announcing these results, Jim McAlpine, President and Chief Executive Officer of MEC, remarked: "MEC is continuing to make important strides toward our goal of creating a global entertainment company built around horse racing. The 129th running of the Preakness Stakes® at Pimlico, on May 15, 2004, set records for wagering and attendance, which topped 112,000, and was watched by an estimated 15 million viewers, an increase of approximately 25% over the prior year. Pimlico and Laurel were the first racetracks to be reviewed by our Continuous Improvement Team and we are now beginning to realize the financial benefits of their efforts. At the Corporate office, we achieved $1.3 million in net cost reductions compared to the prior year quarter.

        The second quarter saw several important strategic developments, including:

  •
  The opening of our newest racetrack, Magna Racino™, near Vienna, Austria in April 2004. In September 2004, we expect to have all areas of the facility in operation, including the alternative gaming area, the race and sports book and a new high energy entertainment venue.

  •
  The previously announced redevelopment of our Gulfstream Park racetrack is well underway. This project includes significant modifications and enhancements to the racing surfaces and stable areas, including a new, wider turf course, as well as the construction of a modern clubhouse/grandstand offering an array of restaurants and entertainment facilities.

  •
  HorseRacing TV™ ("HRTV") entered into an agreement in July 2004 with the operator of the DISH Network that dramatically expands HRTV's distribution throughout the United States. HRTV is now available to more than 11 million cable and satellite television subscribers.

  •
  In July 2004, the Pennsylvania Gaming Act was passed into law. We intend to pursue an application for a slot machine license at The Meadows, our racetrack in the Pittsburgh area, in accordance with the requirements of this legislation and the associated regulations at the earliest possible date.

        In order to achieve developments such as these, we continue to incur costs ahead of revenues in a number of strategically important areas. For example, during the second quarter, our European racing operations incurred start-up pre-tax losses of $6.5 million and our pre-development and other costs, incurred primarily in the pursuit of alternative gaming opportunities, increased by $1.0 million over the prior year quarter to $3.4 million."

        Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our revenues and operating results for the year.

        Our financial results for the second quarter of 2004 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. Results of Flamboro Downs were equity accounted for during the period prior to our acquisition, which was completed on April 16, 2003. The comparative results for the second quarter of 2003 also do not reflect the operations of Magna Racino™ and RaceONTV™, our European simulcasting and distribution business, which commenced operations in 2004.

        Revenues for the second quarter and first six months of 2004 increased 5.4% to $198.5 million and 7.0% to $490.3 million from the prior year comparable periods, respectively. The increased revenues in the second quarter of 2004 resulted primarily from the sale of three Non-Core Real Estate properties for proceeds of $12.3 million. The increased revenues for the first six months of 2004 resulted primarily from the sale of four Non-Core Real Estate properties for proceeds of $16.4 million, the acquisition of Flamboro Downs, increased decoder revenues at our California racetracks as a result of revenue being recognized for amounts previously in dispute, increased attendance and wagering at Pimlico on the Preakness Stakes® and the opening of Magna Racino™, partially offset by decreased access fee revenues from our Magna Golf Club and Fontana Sports facilities as a result of the expiry of the access agreements with Magna International Inc. on December 31, 2003 and March 1, 2004, respectively.

        EBITDA was a loss of $15.3 million for the second quarter ended June 30, 2004, compared to earnings of $11.0 million in the prior year period, and was $19.3 million in the first six months ended June 30, 2004, compared to $42.8 million in the prior year period. EBITDA for the second quarter and first six months of 2004 was adversely impacted by a non-cash write-down of long-lived assets of $26.7 million related to our redevelopment of the Gulfstream Park racetrack and the racing surfaces at Laurel Park. The decline in the second quarter and first six months of 2004 was primarily attributable to the non-cash write-down, pre-operating and start-up costs incurred at Magna Racino™, RaceONTV™ and our other European business developments, and additional predevelopment and other costs, partially offset by the gain on sale of Non-Core Real Estate properties and improved results at our Maryland operations.

        Net income decreased to a net loss of $25.5 million in the second quarter of 2004 compared to net income of $0.8 million in the prior year period and for the first six months of 2004 decreased to a net loss of $4.4 million compared to net income of $13.5 million in the prior year period. The net losses in the second quarter and the first six months of 2004 include the impact of the non-cash write-down of long-lived assets. The decline in the second quarter and first six months of 2004 is due to the EBITDA decreases as noted above and increased depreciation and amortization and interest expense in the three and six month periods ended June 30, 2004 compared to the comparable 2003 periods.

        During the three months ended June 30, 2004, cash used for operations before changes in non-cash working capital was $1.7 million, which has decreased from cash provided from operations before changes in non-cash working capital of $7.4 million in the three months ended June 30, 2003 primarily due to lower net income. Cash used in investment activities during the three months ended June 30, 2004 was $16.0 million, which included real estate property, fixed and other asset additions of $28.6 million, partially offset by proceeds on the sale of Non-Core Real Estate and fixed assets of $12.6 million. Cash used for financing activities in the three months ended June 30, 2004 was a net repayment of long-term debt of $2.4 million.

        As announced last month, we have been advised by MI Developments Inc. ("MID") of its intention to make an unsolicited offer to acquire all of the outstanding shares of Class A Subordinate Voting Stock of MEC not currently owned by MID. The offer by MID is subject to the requirements of Delaware corporate law, United States securities law disclosure requirements and the applicable requirements under securities laws in Canada. A special committee of independent directors (the "Special Committee") of MEC has been formed to evaluate the offer and to make recommendations to our Board of Directors concerning the appropriate response in the circumstances. The Special Committee has engaged RBC Capital Markets to act as its financial advisor and provide the formal valuations required under Canadian securities laws.

        MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet™, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

        We will hold a conference call to discuss our second quarter results on August 5, 2004 at 9:00 a.m. New York time. The number to use for this call is 1-800-718-4679. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 212-231-6015. The conference call will be chaired by Jim McAlpine, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

        This press release may contain "forward-looking statements" within the meaning of applicable securities legislation, including the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; proposed new racetracks or other developments, products and services; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, the factors discussed in the "Risk Factors" section of MEC's Annual Report on Form 10-K for the year ended December 31, 2003 and our subsequent public filings. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:

Blake Tohana
Executive Vice-President
    and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)
(U.S. dollars in thousands, except per share figures)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues
Racing
Gross wagering	$137,821	$145,500	$386,490	$384,174
Non-wagering	44,211	37,364	79,825	65,168

	182,032	182,864	466,315	449,342

Real estate and other
Sale of real estate	12,349	—	16,387	—
Golf and other	4,109	5,403	7,612	9,040

	16,458	5,403	23,999	9,040

	198,490	188,267	490,314	458,382

Costs and expenses
Racing
Purses, awards and other	82,001	87,343	235,751	233,064
Operating costs	76,191	67,534	156,442	140,380
General and administrative	14,933	15,780	30,895	31,539

	173,125	170,657	423,088	404,983

Real estate and other
Cost of real estate sold	5,321	—	6,762	—
Operating costs	5,086	3,985	7,572	5,978
General and administrative	242	491	622	992

	10,649	4,476	14,956	6,970

Predevelopment and other costs	3,396	2,406	6,529	4,605
Depreciation and amortization	9,158	7,797	17,578	15,234
Interest expense, net	6,237	2,498	11,263	4,782
Write-down of long-lived assets (Note 3)	26,685	—	26,685	—
Equity income	(98)	(249)	(240)	(992)

	229,152	187,585	499,859	435,582

Income (loss) before income taxes	(30,662)	682	(9,545)	22,800
Income tax provision (benefit) (Note 4)	(5,187)	(129)	(5,187)	9,339

Net income (loss)	(25,475)	811	(4,358)	13,461
Other comprehensive income (loss)
Foreign currency translation adjustment	1,889	14,908	(5,488)	23,746
Change in fair value of interest rate swap	(112)	114	445	109

Comprehensive income (loss)	$(23,698)	$15,833	$(9,401)	$37,316

Earnings (loss) per share for Class A Subordinate Voting Stock or Class B Stock:
Basic	$(0.24)	$0.01	$(0.04)	$0.13
Diluted	$(0.24)	$0.01	$(0.04)	$0.13

Average number of shares of Class A Subordinate Voting Stock and Class B Stock outstanding during the period (in thousands):
Basic	107,345	107,146	107,302	107,140
Diluted	107,345	120,592	107,302	118,309

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(U.S. dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Cash provided from (used for):

OPERATING ACTIVITIES
Net income (loss)	$(25,475)	$811	$(4,358)	$13,461
Items not involving current cash flows	23,803	6,572	29,879	15,804

	(1,672)	7,383	25,521	29,265
Changes in non-cash working capital	(3,778)	(7,552)	(22,628)	(2,585)

	(5,450)	(169)	2,893	26,680

INVESTMENT ACTIVITIES
Real estate property and fixed asset additions	(28,347)	(15,524)	(56,609)	(28,521)
Other asset additions	(223)	(12,558)	(673)	(11,738)
Proceeds on disposal of real estate and fixed assets	12,594	681	16,607	681

	(15,976)	(27,401)	(40,675)	(39,578)

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness	—	—	2,000	(49,475)
Issuance of long-term debt	876	—	19,261	16,110
Repayment of long-term debt	(3,230)	(8,013)	(4,620)	(9,393)
Issuance of share capital	—	—	852	29
Issuance of convertible subordinated notes	—	145,000	—	145,000

	(2,354)	136,987	17,493	102,271

Effect of exchange rate changes on cash and cash equivalents	622	3,850	(256)	5,817

Net increase (decrease) in cash and cash equivalents during the period	(23,158)	113,267	(20,545)	95,190
Cash and cash equivalents, beginning of period	102,420	69,604	99,807	87,681

Cash and cash equivalents, end of period	$79,262	$182,871	$79,262	$182,871

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(U.S. dollars and share amounts in thousands)

	June 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$79,262	$99,807
Restricted cash	29,477	24,738
Accounts receivable	41,424	34,215
Income taxes receivable	181	1,809
Prepaid expenses and other	19,700	12,939

	170,044	173,508

Real estate properties and fixed assets, net	870,710	870,225

Racing licenses	234,294	236,098

Other assets, net	11,500	13,079

Future tax assets	36,811	30,030

	$1,323,359	$1,322,940

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Bank indebtedness	$8,696	$6,696
Accounts payable and other liabilities	114,345	118,997
Long-term debt due within one year	56,000	58,048

	179,041	183,741

Long-term debt	137,040	122,026

Convertible subordinated notes	218,712	218,167

Other long-term liabilities	11,374	11,725

Future tax liabilities	128,564	130,227

Shareholders' equity:
Capital stock issued and outstanding —
Class A Subordinate Voting Stock (issued: 2004 — 48,879, 2003 — 48,680)	318,003	317,028
Class B Stock (issued: 2004 and 2003 — 58,466)	394,094	394,094
Contributed surplus	17,282	17,282
Deficit	(112,376)	(108,018)
Accumulated comprehensive income	31,625	36,668

	648,628	657,054

	$1,323,359	$1,322,940

MAGNA ENTERTAINMENT CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

  The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. Operating results for the three and six month periods ended June 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2003.

  The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is earned in the first quarter of each year.

2.     ACQUISITION AND PRO-FORMA IMPACT

  On April 16, 2003, the Company received all necessary regulatory approvals for the acquisition of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, and accordingly the shares of Ontario Racing Inc. ("ORI") were transferred to the Company. As the terms of the arrangements between the Company and ORI provided the Company with significant influence over ORI and the entitlements to the undistributed earnings of ORI, the results of operations of ORI were accounted for under the equity method for the period from October 18, 2002 to April 16, 2003. This acquisition is fully disclosed in the Company's consolidated financial statements for the year ended December 31, 2003.

  If the acquisition of Flamboro Downs had occurred on January 1, 2003, the Company's unaudited pro-forma total revenues would have been $189.4 million and $465.7 million for the three and six-month periods ended June 30, 2003, respectively. There was no impact on unaudited pro-forma net income or pro-forma basic and diluted earnings per share for the three and six month periods ended June 30, 2003 as the results of operations of ORI were accounted for under the equity method during these periods.

3.     WRITE-DOWN OF LONG-LIVED ASSETS

  (a)
  The Company has commenced a major redevelopment of its Gulfstream Park racetrack. As a result, the Company has recognized a non-cash write-down of $26.3 million in the three month period ended June 30, 2004 related to Gulfstream Park's long-lived assets in connection with the redevelopment.

    The project includes significant modifications and enhancements to the racing surfaces and stable area, including the construction of a new, wider turf course. It also includes the construction of a modern clubhouse/grandstand offering an array of restaurants, bars and entertainment facilities. The capital budget for the redevelopment of Gulfstream Park, first announced in April 2004, has been increased to approximately $145 million.

    The Company's goal is to minimize the disruption to the 2005 Gulfstream Park race meet during the construction period. To that end, it is the Company's expectation that the new racing surfaces will be completed prior to the start of the 2005 meet. However, since the project entails the demolition of a substantial portion of the current buildings and related structures, temporary facilities will be erected to house the 2005 meet.

    The new clubhouse/grandstand facility is expected to be operational for the 2006 Gulfstream Park race meet. Although the redevelopment is being scheduled to minimize any interference with Gulfstream Park's racing season, with a project of this magnitude, there will be a temporary disruption of Gulfstream Park's operations during the 2005 meet and there is a risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations during the meet would result in a reduction in the revenues and earnings generated at Gulfstream Park during that meet.

  (b)
  The Company has also commenced the redevelopment of the racing surfaces at Laurel Park. As a result, the Company has recognized a non-cash write-down of $0.4 million in the three month period ended June 30, 2004 related to Laurel Park's long-lived assets in connection with the redevelopment.

    The project includes significant modifications and enhancements to the racing surfaces, including the construction of a new, wider turf course. It is the Company's expectation that the new racing surfaces will be completed prior to the start of Laurel Park's 2004 fall meet.

4.     INCOME TAXES

  In accordance with United States generally accepted accounting principles, the Company estimates its annual effective tax rate at the end of each of the first three quarters of the year, based on current facts and circumstances. The Company has estimated a nominal annual effective tax rate for the year ended December 31, 2004 and accordingly has applied this effective tax rate to the loss before income taxes for the three and six month periods ended June 30, 2004. The income tax benefit for the three and six month periods ended June 30, 2004 represents a reduction in enacted income tax rates in Austria.

5.     LONG-TERM DEBT

  In the three months ended March 31, 2004, one of the Company's European subsidiaries entered into a 15 million Euro term loan facility. The facility, which bears interest at the European Interbank Offered Rate ("EURIBOR") plus 2%, is secured by a first and second mortgage on land in Austria owned by the European subsidiary. At June 30, 2004, $18.5 million was outstanding on this facility, which matures on December 15, 2006.

6.     CAPITAL STOCK AND LONG-TERM INCENTIVE PLAN

  (a)
  Capital Stock

    Changes in the Class A Subordinate Voting Stock and Class B Stock for the six months ended June 30, 2004 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2003	48,680	$317,028	58,466	$394,094	107,146	$711,122
Issued under the Long-term Incentive Plan	24	123	—	—	24	123
Issued on exercise of stock options	175	852	—	—	175	852

Issued and outstanding at March 31, 2004 and June 30, 2004	48,879	$318,003	58,466	$394,094	107,345	$712,097

  (b)
  Long-term Incentive Plan

    The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000), which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of Class A Subordinate Voting Stock are available to be issued under the Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended June 30, 2004, no shares were issued under the Plan. During the six months ended June 30, 2004, 199,000 shares were issued under the Plan, including 175,000 shares issued on the exercise of stock options.

    The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

    During the three months ended June 30, 2004, no stock options were granted, exercised, cancelled or expired. During the six months ended June 30, 2004, 150,000 stock options were granted, 175,000 stock options were exercised and 144,000 stock options were cancelled. At June 30, 2004, there were 4,672,500 stock options outstanding with exercise prices ranging from $3.91 to $9.43 per share and a weighted average exercise price of $6.16 per share.

    There were 3,901,311 options exercisable at June 30, 2004 with a weighted average exercise price of $6.11 per share.

    Financial Accounting Standards Board Statement No. 123 ("SFAS 123"), "Accounting and Disclosure of Stock-Based Compensation", provides companies an alternative to accounting for stock-based compensation as prescribed under APB Opinion No. 25 ("APB 25"). SFAS 123 encourages, but does not require, companies to recognize an expense for stock-based awards at their fair value on the date of grant. SFAS 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB 25 which does not give rise to an expense) provided that pro-forma disclosures are made of what net income (loss) and earnings (loss) per share would have been had the fair value method been used. The Company accounts for stock-based compensation under APB 25 and provides pro-forma disclosure required by SFAS 123.

    There were 150,000 stock options granted during the six months ended June 30, 2004 with an average fair value of $2.25 per option. During the six months ended June 30, 2003, there were 640,000 stock options granted with an average fair value of $1.50 per option.

    The fair value of stock option grants is estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Risk free interest rate	N/A	2.0%	3.0%	2.0%
Dividend yield	N/A	0.84%	0.84%	0.84%
Volatility factor of expected market price of Class A Subordinate Voting Stock	N/A	0.534	0.578	0.534
Weighted average expected life (years)	N/A	4.0	4.0	4.0

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

    The Company's SFAS 123 pro-forma net income (loss) and the related per share amounts are as follows:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Net income (loss), as reported	$(25,475)	$811	$(4,358)	$13,461
Pro-forma stock compensation expense determined under the fair value method, net of tax	(317)	(895)	(492)	(1,762)

Pro-forma net income (loss)	$(25,792)	$(84)	$(4,850)	$11,699

Earnings (loss) per share
Basic — as reported	$(0.24)	$0.01	$(0.04)	$0.13
Basic — pro-forma	$(0.24)	$—	$(0.05)	$0.11

Diluted — as reported	$(0.24)	$0.01	$(0.04)	$0.13
Diluted — pro-forma	$(0.24)	$—	$(0.05)	$0.11

  (c)
  Maximum Shares

    The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options and convertible subordinated notes issued and outstanding as at June 30, 2004 were exercised or converted:

Number of Shares
Class A Subordinate Voting Stock outstanding at June 30, 2004	48,879
Class B Stock outstanding at June 30, 2004	58,466
Options to purchase Class A Subordinate Voting Stock	4,673
8.55% Convertible Subordinated Notes, convertible at $7.05 per share	21,277
7.25% Convertible Subordinated Notes, convertible at $8.50 per share	8,824

142,119

7.     EARNINGS (LOSS) PER SHARE

  The following is a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share computations (in thousands, except per share amounts):

	Three months ended June 30,			Six months ended June 30,
	2004	2003		2004	2003
	Basic and Diluted	Basic	Diluted	Basic and Diluted	Basic	Diluted
Net income (loss)	$(25,475)	$811	$811	$(4,358)	$13,461	$13,461
Interest, net of related tax, on convertible subordinated notes	—	—	1,210	—	—	2,033

	$(25,475)	$811	$2,021	$(4,358)	$13,461	$15,494

Weighted Average Shares Outstanding:
Class A Subordinate Voting Stock	48,879	48,680	62,126	48,836	48,674	59,843
Class B Stock	58,466	58,466	58,466	58,466	58,466	58,466

	107,345	107,146	120,592	107,302	107,140	118,309

Earnings (Loss) Per Share	$(0.24)	$0.01	$0.01	$(0.04)	$0.13	$0.13

  As a result of the net loss for the three month and six month periods ended June 30, 2004, options to purchase 4,672,500 shares and notes convertible into 30,100,124 shares have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

  For the three month and six month periods ended June 30, 2003, options to purchase 5,833,833 and 5,693,833 shares, respectively, and notes convertible into 13,421,772 and 11,122,652 shares, respectively, were excluded from the computation of diluted earnings per share since the effect was anti-dilutive.

8.     COMMITMENTS AND CONTINGENCIES

  (a)
  The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

  (b)
  In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

  (c)
  In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of the Company, agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations. As a result of delays in permitting of several projects related to this commitment, $6.0 million had been spent by June 30, 2004. In addition, the Company has deposited $5.0 million in an escrow account and the remaining $4.0 million has been committed to be spent on future capital expenditures and renovations. The Company's capital expenditure plan for 2004 anticipates satisfying this spending commitment by the end of 2004.

  (d)
  In connection with its acquisition of a controlling interest in The Maryland Jockey Club, the Company has an obligation to pay $18.3 million on exercise of either the put or call options for the remaining interest in The Maryland Jockey Club. At June 30, 2004, this obligation has been reflected on the condensed consolidated balance sheet as long-term debt due after one year.

  (e)
  The Maryland Jockey Club is a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc. ("Cloverleaf"), the current owner of Rosecroft Raceway ("Rosecroft"), a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement replaced a previous agreement (the "Maryland Revenue Sharing Agreement"), which was effective as of January 1, 2000 and expired on April 18, 2004. The term of the Maryland Operating Agreement runs from June 9, 2004 through September 15, 2004, unless earlier terminated in accordance with its terms, or extended by mutual agreement of the parties.

    The Maryland Revenue Sharing Agreement enabled wagering to be conducted, both day and evening, on live and simulcast thoroughbred and harness races at Pimlico, Laurel Park and Rosecroft and the three Maryland OTBs operated by them. Under the agreement, wagering revenue from these sources was pooled and certain expenses and obligations were pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue was then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft are no longer pooling their wagering revenue and distributing net wagering revenue as they did under the Maryland Revenue Sharing Agreement. From April 19, 2004 until June 9, 2004, they operated under a state law which precluded The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft's consent, and the federal Interstate Horseracing Act, which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horse racing during the times that Pimlico or Laurel Park are running live races.

    Since coming into effect on June 9, 2004, the Maryland Operating Agreement has enabled Pimlico, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agrees to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agrees to pay Cloverleaf a 12% premium on pari-mutuel wagering (net of refunds) conducted at Pimlico and Laurel Park on all standardbred race signals.

    Under the Maryland Operating Agreement, the parties have agreed to make a good faith effort to reach a long-term agreement on cross-breed simulcasting and OTB facilities in the State of Maryland. Without an arrangement similar in effect to the Maryland Revenue Sharing Agreement or the Maryland Operating Agreement, there would be a material decline in the revenues, earnings and purses of The Maryland Jockey Club. If the current arrangement is not renewed on comparable terms and the operating restrictions, which applied from April 19, 2004 to June 9, 2004, were to come into effect after September 15, 2004 for the remainder of 2004, the potential negative impact to the Company's earnings before income taxes in 2004 is estimated to be approximately $1.4 million.

  (f)
  The Bay Meadows lease expires on December 31, 2004. Although the Company is continuing to explore alternative venues, including vacant land that has been purchased in Dixon, California for future development of a thoroughbred racetrack with an associated retail shopping and entertainment complex, this project is still in the early stages of planning and is subject to regulatory and other approvals. At this time, it is unlikely that the Bay Meadows lease will be extended beyond December 31, 2004. If this lease is not renewed on comparable terms or at all, the Company's operating results would be materially adversely affected at least until such time as an alternative venue could be opened or additional revenue source arrangements secured. There can be no assurance that operating at an alternative venue in the future will be as profitable as the Company's Bay Meadows operation has been. Bay Meadows has budgeted earnings before income taxes for 2005 of $3.0 million.

  (g)
  The Company is considering a redevelopment of the entire stable area at Laurel Park (the "Laurel Park Redevelopment"). In the event this development were to proceed as currently contemplated, the Laurel Park Redevelopment would include the construction of new barns, dormitories and grooms' quarters. The aggregate carrying value at June 30, 2004 of the assets that would be demolished if the Laurel Park Redevelopment is completed is approximately $3.2 million. If the Company decides to proceed with the Laurel Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If the Company proceeds, the project would be scheduled to minimize any interference with Laurel Park's racing season, however, with a project of this magnitude, there will likely be a temporary disruption of Laurel Park's operations during a racing season and there is risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings generated at Laurel Park during that season.

  (h)
  In December 2003, the Company entered into an agreement to sell the real property and buildings of its wholly owned subsidiary, MI Racing Inc., which owns and operates Great Lakes Downs, for approximately $4.2 million, which represents the net book value of these assets. The closing of the sale is subject to a number of outstanding conditions including regulatory approval and a leaseback arrangement. In January 2004, the Company formally requested the transfer of the Great Lakes Downs racetrack license to the purchaser. At June 30, 2004, approval of that transfer was still pending. Following the successful transfer of the racetrack license, the Company will enter into a lease arrangement pursuant to which the Company will continue as the facility operator of Great Lakes Downs.

  (i)
  The Company continues to explore various means of monetizing or improving the returns from its golf courses in Aurora, Ontario and Oberwaltersdorf, Austria. The Company's objective would be to realize at least the net book values of these properties from any sale, however, should it determine not to sell the properties, the Company would consider renewing or negotiating new access arrangements with Magna International Inc. ("Magna"). The terms of any sale or renewal of the access arrangements will determine whether a write-down of the carrying value of these properties is required. The amount of such write-downs, if any, cannot reasonably be estimated until such terms are finalized. Furthermore, there can be no assurance that the Company will be successful in either concluding a sale of each of the golf courses, or entering into agreements to renew the access arrangements for such courses, on acceptable terms. The aggregate carrying value at June 30, 2004 of these golf course fixed assets is approximately $75.7 million. The aggregate net book value at June 30, 2004 of the Company's golf course net assets is approximately $64.9 million.

  (j)
  In June 2003, the Company purchased an approximately 22% interest in the real property upon which Portland Meadows is located, and also purchased the long-term rights to operate the facility pursuant to an operating lease. The operating lease requires the Company to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (a) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (b) five percent of revenues not related to horse racing up to $800 thousand, and (c) three percent of revenues not related to horse racing in excess of $800 thousand. As the owner of an approximately 22% interest in the real property, the Company receives approximately 22% of the rent payments, which are applied to the rental payments made by the Company in order to reduce rent expense, which is reflected in racing operating costs on the consolidated statements of operations and comprehensive income (loss).

  (k)
  Contractual commitments related to construction and development projects outstanding at June 30, 2004 amounted to approximately $36.7 million.

9.     SEGMENT INFORMATION

  The Company's reportable segments reflect how the Company is organized and managed by senior management, including its President and Chief Executive Officer. The Company has two principal operating segments: racing operations and real estate and other operations. The racing segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields, Bay Meadows and San Luis Rey Downs; (2) Florida operations include Gulfstream Park and the Palm Meadows Training Center; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland OTB network; (4) Southern United States operations include Lone Star Park, Remington Park and its OTB network; (5) Northern United States operations include The Meadows and its OTB network, Thistledown, Great Lakes Downs, Portland Meadows, Multnomah Greyhound Park and the Oregon OTB network; (6) Canadian operations include Flamboro Downs and its OTB network; (7) European operations include Magna Racino™, RaceON TV™ and the European production facility for StreuFex™; and (8) Technology operations include XpressBet™, HorseRacing TV™ and a 30% equity investment in AmTote International, Inc. The Corporate and other segment includes costs related to the Company's corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment has also been further segmented to reflect the sale of Non-Core Real Estate and golf and other operations which include the operation of two golf courses and related facilities, and other real estate holdings including residential housing developments adjacent to our golf courses.

  The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section of the Company's annual report on Form 10-K for the year ended December 31, 2003.

  The Company, including its President and Chief Executive Officer, uses revenues and earnings before interest, income taxes, depreciation and amortization ("EBITDA") as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, the Company's operating and financial performance in a meaningful and consistent manner. Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA. However, these measures should not be considered as an alternative to, or more meaningful than, net income as a measure of the Company's operating results or cash flows, or as a measure of liquidity.

  The following summary presents key information about reported segments for the three and six-month periods ended June 30, 2004 and 2003 (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues
California operations	$55,597	$62,147	$196,162	$194,642
Florida operations	10,273	11,598	78,937	77,941
Maryland operations	38,295	35,846	62,491	59,864
Southern U.S. operations	36,253	35,228	51,807	50,760
Northern U.S. operations	27,008	26,862	48,116	48,878
Canadian operations	6,862	5,821	13,727	5,821
European operations	1,822	206	2,362	363
Technology operations	7,743	7,760	18,508	19,259

	183,853	185,468	472,110	457,528
Corporate and other	214	13	555	382
Eliminations	(2,035)	(2,617)	(6,350)	(8,568)

Total racing operations	182,032	182,864	466,315	449,342

Sale of real estate	12,349	—	16,387	—
Golf and other	4,109	5,403	7,612	9,040

Total real estate and other operations	16,458	5,403	23,999	9,040

Total revenues	$198,490	$188,267	$490,314	$458,382

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA")
California operations	$5,114	$5,753	$29,049	$29,758
Florida operations (i)	(27,575)	(1,049)	(11,697)	13,604
Maryland operations (i)	7,843	7,041	8,951	6,523
Southern U.S. operations	5,617	5,497	4,638	4,690
Northern U.S. operations	504	96	(166)	(809)
Canadian operations	2,185	2,108	4,246	2,851
European operations	(5,209)	(26)	(6,791)	(18)
Technology operations	(347)	131	957	1,508

	(11,868)	19,551	29,187	58,107
Corporate and other	(5,812)	(7,095)	(12,405)	(12,756)
Predevelopment costs	(3,396)	(2,406)	(6,529)	(4,605)

Total racing operations	(21,076)	10,050	10,253	40,746

Sale of real estate	7,028	—	9,625	—
Golf and other	(1,219)	927	(582)	2,070

Total real estate and other operations	5,809	927	9,043	2,070

Total EBITDA	$(15,267)	$10,977	$19,296	$42,816

  (i)
  For the three month and six month periods ended June 30, 2004, the Florida operations segment includes a non-cash write-down of long-lived assets of $26.3 million and the Maryland operations segment includes a non-cash write-down of long-lived assets of $0.4 million.

	June 30,
	2004	2003
Total Assets
California operations	$292,389	$319,240
Florida operations	169,601	204,859
Maryland operations	157,797	181,399
Southern U.S. operations	109,099	116,644
Northern U.S. operations	118,277	118,494
Canadian operations	91,687	91,132
European operations	118,096	71,664
Technology operations	11,920	5,433

	1,068,866	1,108,865
Corporate and other	124,955	202,582

Total racing operations	1,193,821	1,311,447

Non-Core Real Estate	2,498	11,473
Golf and other	127,040	117,924

Total real estate and other operations	129,538	129,397

Total assets	$1,323,359	$1,440,844

        Reconciliation of EBITDA to Income (Loss) Before Income Taxes

	Three months ended June 30, 2004
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$(21,076)	$5,809	$(15,267)
Interest expense (income), net	6,651	(414)	6,237
Depreciation and amortization	8,425	733	9,158

Income (loss) before income taxes	$(36,152)	$5,490	$(30,662)

	Three months ended June 30, 2003
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$10,050	$927	$10,977
Interest expense (income), net	2,573	(75)	2,498
Depreciation and amortization	7,057	740	7,797

Income before income taxes	$420	$262	$682

	Six months ended June 30, 2004
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$10,253	$9,043	$19,296
Interest expense (income), net	11,959	(696)	11,263
Depreciation and amortization	16,118	1,460	17,578

Income (loss) before income taxes	$(17,824)	$8,279	$(9,545)

	Six months ended June 30, 2003
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$40,746	$2,070	$42,816
Interest expense (income), net	5,043	(261)	4,782
Depreciation and amortization	13,817	1,417	15,234

Income before income taxes	$21,886	$914	$22,800

10.   SUBSEQUENT EVENTS

  (a)
  A subsidiary of the Company has a $10.0 million revolving credit loan facility to fund capital expenditures that was scheduled to mature on July 7, 2004 but has been extended until September 7, 2004. The indebtedness under the facility is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of the subsidiary and certain affiliates of the Maryland Jockey Club. The advances under the facility bear interest at either the U.S. Prime rate or the London Interbank Offered Rate ("LIBOR") plus 2.6%. At June 30, 2004, there was $8.7 million borrowed under the credit facility. At this time, the Company expects to renegotiate the revolving credit loan facility and convert it to a term loan.

  (b)
  On July 12, 2004, the Company was advised by MI Developments Inc. ("MID") of its intention to make an unsolicited offer to acquire all of the outstanding shares of Class A Subordinate Voting Sock of the Company not currently owned by MID. The offer by MID is subject to the requirements of Delaware corporate law, United States securities law disclosure requirements and the applicable requirements under securities laws in Canada. A special committee of independent directors (the "Special Committee") of the Company has been formed to evaluate the offer and to make recommendations to the Company's Board of Directors concerning the appropriate response in the circumstances. The Special Committee has engaged RBC Capital Markets to act as its financial advisor and provide the formal valuations required under Canadian securities laws.

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